Execution Copy
EXHIBIT 10.72
Loan And Security Agreement
          This Loan and Security Agreement is between Advanced Integration, LLC (“Borrower”) and Rockford Corporation, an Arizona corporation (“Lender”). Borrower and Lender agree as follows:
1.	Recitals.
1.1	Audio Innovations Business. Lender manufactures high quality mobile audio equipment, including amplifiers, speakers, and accessories. Under the “Audio Innovations” name, one part of Borrower’s business operates out of facilities in Stillwater, Oklahoma, to design, manufacture, market and distribute branded aftermarket mobile audio enclosures under the names of Q-Logic, Q-Forms, and Q-Customs. The Audio Innovations enclosure business is referred to in this Agreement as the “Business.”

1.2	Sale of Business to Borrower. Lender has agreed to sell the assets related to the Business to Borrower. The purchase will be completed pursuant to the terms of the Asset Purchase Agreement (“APA”) among Borrower, Lender, and Lender’s wholly owned subsidiary Audio Innovations, Inc.

1.3	Loan. In connection with the sale of the Business to Borrower, Borrower has sought and Lender has agreed to provide a $1,000,000 loan to Borrower to finance $1,000,000 of the purchase price for the Business.

1.4	Purpose. The purpose of this Agreement is to set forth the terms of Lender’s agreement to lend to Borrower, and Borrower’s agreement to pay to Lender, $1,000,000, which shall be further evidenced by a promissory note of even date herewith (the “Promissory Note”).
2.	Loan Agreement and Promise to Pay. Lender agrees to loan Borrower $1,000,000 (the “Loan”) on the terms set forth in this agreement and as the Deferred Purchase Price under the APA. Borrower promises to pay to Lender the amount of the Loan on the schedule established in this Agreement.

3.	No Interest, Except After Event of Default. So long as there is no Event of Default that is not cured or waived within the time periods allowed under Section 7 of this Agreement, Borrower is not required to pay interest on the Loan. If Borrower defaults on any obligation under the Loan and such default is not cured or waived within the time periods allowed under Section 7 of this Agreement, then the outstanding principal and unpaid interest under this Agreement will bear interest at the rate of 6% per annum in excess of the “prime rate” as published from time to time in The Wall Street Journal. Interest, if due, will be payable monthly on the first day of each month and in addition to the amount of any required principal payment.

4.	Repayment of Principal. Borrower will pay the principal of the Loan in 30 equal monthly installments of $33,333, payable monthly on the first day of each month beginning on May 1, 2006, and ending on October 1, 2008. Borrower shall have the right to prepay the Loan in whole or in part at any time without premium or penalty.

5.	Grant of Security Interest. Borrower grants to Lender a security interest in the Collateral, as security for the payment of all amounts due, and performance of all of Borrower’s obligations, under the Loan.
5.1	Definition of Collateral. The Collateral includes all personal and real property and fixtures and interests in property and fixtures of Borrower, whether now owned or hereafter acquired or existing, and wherever located, including:
(a)	all Accounts;

(b)	all General Intangibles;

(c)	all goods, including, without limitation, Inventory and Equipment;

(d)	all real property and fixtures;

(e)	all chattel paper (including all tangible and electronic chattel paper);

(f)	all instruments (including all promissory notes);

(g)	all documents;

(h)	all deposit accounts;

(i)	all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j)	all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (1) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (2) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (3) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (4) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k)	all (1) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (2) monies, credit balances, deposits and other property of such Borrower now or hereafter held or received by or in transit to Borrower, any Lender or any of their respective Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l)	all commercial tort claims;

(m)	to the extent not otherwise described above, all Receivables;

(n)	all Records; and

(o)	all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
5.2	Categories of Collateral. The following definitions apply with respect to the Collateral:
(a)	Accounts means all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (1) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (2) for services rendered or to be rendered, (3) for a secondary obligation incurred or to be incurred, or (4) arising out of the use of a credit, charge or debit card along with all information contained on or for use with such card.

(b)	Equipment means all of Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed to or used in connection with the Equipment, and substitutions and replacements of the Equipment, wherever located.

(c)	General Intangibles means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

(d)	Inventory means all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

(e)	Receivables means mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees,

late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and (c) all payment intangibles of Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including intellectual property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person or otherwise associated with any Accounts, Inventory or general intangibles of Borrower. Receivables include, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any employee benefit plan and any other amounts payable to Borrower from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary.

(f)	Best Buy Receivables means Receivables arising out of transactions with (a) Best Buy Co., Inc. or any successor to its business (“Best Buy”) or (b) any affiliate of Best Buy. The Best Buy Receivables include amounts outstanding at the date of this Agreement and amounts generated in transactions at any time after the date of this Agreement.
5.3	Other Security Interests and Priority. Except for purchase money security interests acquired by lenders with respect to equipment purchased by Borrower after the date of this Agreement, Borrower will not allow any other person to have a security interest in the Collateral, except that Borrower may grant a security interest in the Collateral to Stillwater National Bank and its successors and assigns (the “Bank”) as security for a revolving line of credit from Bank of up to $750,000 outstanding principal (the “Bank Loan”). Bank’s security interest in the Best Buy Receivables (together with proceeds of the Best Buy Receivables) must be subordinate to Lender’s security interest in the Best Buy Receivables (together with proceeds of the Best Buy Receivables). Lender agrees that its security interest in the Collateral, other than the Best Buy Receivables (and proceeds of the Best Buy Receivables), shall be subordinated to the Bank’s security interest. Lender and Bank have entered into an Intercreditor Agreement of even date herewith setting forth their relative rights and obligations with respect to the Collateral.

5.4	Financing Statements. Borrower irrevocably and unconditionally authorizes Lender (or its agent) to file financing statements with respect to the Collateral naming Lender as the secured party and Borrower as debtor. The financing statements may be filed in any jurisdiction Lender determines to be appropriate and may include other information required by the UCC of the jurisdiction where the financing statement is filed. This authorization applies to all financing statements filed on, prior to or after the date of this Agreement. Borrower authorizes Lender to adopt on behalf of Borrower any symbol required for authenticating any electronic filing.

5.5	Accounts Covenants. For as long as there is no Event of Default pending, Borrower may deal with the Collateral in the ordinary course of business, including collecting the Receivables and selling the Inventory.
(a)	Certain Agreements on Receivables. The Borrower will not make or agree to make any discount, credit, rebate, or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, the Borrower may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b)	Collection of Receivables. The Borrower will collect and enforce, in the ordinary course of business in accordance with past practices, all amounts due or hereafter due to the Borrower under the Receivables.

(c)	The Borrower will deliver to the Lender promptly upon its request after the occurrence of an Event of Default duplicate invoices with respect to each Account bearing such language of assignment as the Lender shall specify.

(d)	Disclosure of Counterclaims on Receivables. If (i) any discount, credit, or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii) to the knowledge of the Borrower, any dispute, setoff, claim, counterclaim, or defense exists or has been asserted or threatened with respect to a Receivable, the Borrower will disclose such fact to the Lender in writing in connection with the inspection by the Lender of any record of the Borrower relating to such Receivable and in connection with any invoice or report furnished by the Borrower to the Lender relating to such Receivable.
5.6	Collateral Reports. Borrower will keep accurate records of the Collateral and any impairment or other issues relating to the Collateral. Borrower will provide reports of the Collateral, and of any impairment or other issues, to Lender upon Lender’s reasonable request.

5.7	Authorization for Lender to Take Certain Action. Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent of Lender, with full power of substitution, as Borrower’s true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of Borrower or in Lender’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby gives such attorneys the power and right, on behalf of Borrower, without notice to or assent by Borrower, to do the following: (i) to indorse and collect any cash proceeds of the Collateral, (ii) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are securities or with financial intermediaries holding other investment property as may be necessary or advisable to give Lender control over such securities or other investment property, (iii) to enforce payment of the Receivables in the name of Lender or Borrower, (iv) to apply the proceeds of any Collateral received by Lender to the Obligations as provided in Section 5.8, and (v) to discharge past due taxes, assessments, charges, fees or liens on the Collateral. Borrower shall reimburse Lender on demand for any payment made or any expense incurred by Lender in connection therewith, provided that this authorization shall not relieve Borrower of any of its obligations under this Agreement.

5.8	Lender’s Collection Rights During Event of Default.
(a)	Collection of Receivables. By giving Borrower written notice, Lender may elect to require that the Receivables be paid directly to Lender during the existence of any Default or Event of Default. In such event, Borrower shall, and shall permit Lender to, promptly notify the account debtors or obligors under the Receivables of Lender’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to Lender. Upon receipt of any such notice from Lender, Borrower shall thereafter hold in trust for Lender all amounts and proceeds received by it with respect to the Receivables and other Collateral and immediately and at all times thereafter deliver to Lender all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.

(b)	Application of Proceeds. The proceeds of the Collateral shall be applied by Lender to payment of the Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
     FIRST, to payment of all reasonable costs and expenses of Lender incurred in connection with the collection and enforcement of the Obligations or of the security interest granted to Lender pursuant to this Security Agreement;
     SECOND, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees;
     THIRD, to payment of the principal of the Obligations then due and unpaid from Borrower to Lender;
     FOURTH, to payment of any Obligations (other than those listed above) to Lender; and
     FIFTH, the balance, if any, after all of the Obligations have been satisfied, shall be deposited by Lender into Borrower’s general operating account with Lender.

(c)	Compromises and Collection of Collateral. Borrower and Lender recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, Borrower agrees that Lender may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as Lender in its sole discretion shall determine or abandon any Receivable, and any such action by Lender shall be commercially reasonable so long as Lender acts in good faith based on information known to it at the time it takes any such action.
6.	Additional Documents. Borrower will execute and deliver to Lender additional documents as necessary to carry out the purposes of this Agreement.

7.	Events of Default. The following events are “Events of Default”:
7.1	Borrower fails to pay any amount under this Agreement when due and payable, and such failure has not been cured by Borrower or waived by Lender within five days after Lender’s notice thereof to Borrower;

7.2	Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, representation, or warranty contained in this Agreement and the continuation of such failure for 30 days after Lender’s notice thereof to Borrower;

7.3	Borrower becomes insolvent; or

7.4	A complaint or case is filed by or against Borrower as a debtor under federal bankruptcy laws and is not dismissed within 60 days of filing; Borrower admits to inability to pay or fails to pay Borrower’s debts generally as they mature; Borrower makes an assignment for the benefit of creditors; a receiver is appointed for Borrower; or any other insolvency proceedings are instituted by or against Borrower and are not dismissed within 60 days of filing.
8.	Acceleration of Obligations and Remedies. If there is an event of default the outstanding Loan balance and all other amounts owed by Borrower to Lender will, if Lender elects, become immediately due and payable without notice to or demand upon Borrower of any kind. Any acceleration, if elected by Lender, is subject to all applicable laws.

9.	Remedies. At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, any related agreements, the UCC and other applicable law. All of these rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for under this Agreement or required by applicable law. All rights, remedies and powers granted to Lender under this Agreement or any related agreement, the UCC or other applicable law (a) are cumulative, not exclusive, (b) are enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and (c) include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any related agreement.

10.	Right of Offset. Borrower shall be entitled to offset its payment obligations under this Agreement and the Promissory Note against any and all payments which Lender is required to make to Borrower pursuant to the indemnification provisions contained in Section 13 of the APA. If the existence of or the extent of Lender’s indemnification obligations are in dispute (an “Indemnification Dispute”), Borrower shall be entitled to make payments under this agreement and the Promissory Note to an escrow fund, which shall hold such payments until the Indemnification Dispute has been resolved. Except with respect to breaches of the representations and warranties set forth in Section 5.15 of the APA, the maximum amount Borrower may withhold and pay into the escrow fund is the lesser of (a) the Cap under the APA or (b) the amount Borrower claims is required to be indemnified under the APA. Borrower and Lender shall mutually agree on the escrow agent and the terms of the escrow agreement governing the final distribution of such escrowed funds. During an Indemnification Dispute, Borrower shall not be in default under this Agreement or the Promissory Note so long as it makes timely payments to the escrow fund of the amounts due under the Loan and authorized to be paid to the escrow fund by this section.

11.	Usury Savings Clause. Borrower will not, upon acceleration of maturity by Lender or otherwise, be required to pay any interest in excess of the maximum amount permitted by law.

12.	Miscellaneous.
12.1	Waiver of Defaults. Lender may, in its sole discretion, waive a default or cure at Borrower’s expense a default. Any waiver in a particular instance or of a particular default is not a waiver of other defaults or of the same kind of default at another time.

12.2	Entire Agreement; Amendments. This Agreement is the entire Agreement of the parties with respect to its subject matter and may not be changed or amended without the written consent of each party.

12.3	Severability. If any part (or parts) of this Agreement is invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability will not effect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision were omitted, provided that such construction and omission is consistent with the general intent of the parties as evidenced by this Agreement considered as an entirety.

12.4	Notices. Notices required under this Agreement are effective upon delivery or three days after mailing by registered or certified mail, return receipt requested, to the address of the parties shown on the signature page of this Agreement (which may be changed by notice).

12.5	Governing Law. This Agreement is governed by the laws of Arizona, except as otherwise provided by Section 1-9-301 of the Oklahoma Uniform Commercial Code.

12.6	Assignability. This Agreement may not be assigned without the prior written consent of each party.

12.7	Counterparts. This Agreement may be executed in counterparts and all counterparts so executed constitute one Agreement.

12.8	Attorneys’ Fees. In any proceeding arising under this Agreement, the prevailing party is entitled to recover the attorneys’ fees, costs, and expenses in connection with such proceeding.
13.	Execution and Effective Date. This Agreement is executed and effective March 31, 2006.
Advanced Integration, LLC, an Oklahoma limited liability company

By:	/s/ Steven E. Frazier

Steven E. Frazier, Member-Manager

Address:	2805 E. 6th Avenue
Stillwater, OK 74074
Attention:	Steven E. Frazier
Telephone:	(405) 533-1629
Facsimile:	(405) 624-2248
Rockford Corporation, an Arizona corporation

By:	/s/ Gary Suttle

Gary Suttle, President

Address:	Rockford Corporation
600 S. Rockford Drive
Tempe, Arizona 85281
Attention:	W. Gary Suttle, President
Telephone:	(480) 967-3565

Facsimile:	(480) 966-3639

with a copy to:	Kevin Olson
Steptoe & Johnson LLP
201 E. Washington St., Suite 1600
Phoenix, Arizona 85004
Telephone:	(602) 257-5275
Facsimile:	(602) 257-5299

PROMISSORY NOTE

Principal Amount: $1,000,000	Tempe, Arizona
March 31, 2006
          For value received, Advanced Integration, LLC (“Maker”) promises to pay to the order of Rockford Corporation (“Lender”), the principal amount stated above plus interest, if any, on the unpaid balance of the principal as hereinafter provided. This Promissory Note (“Note”) is given by Maker to evidence Maker’s obligation to make payments under and is subject to all the terms and condition of the Loan and Security Agreement between Lender and Maker of even date with this Note (the “Agreement”).
          Interest and Interest Payments. The outstanding principal under this Note will not bear interest for so long as there is not and Event of Default outstanding under the Agreement. If there is an Event of Default, the outstanding principal under this Note will bear interest at the rate of 6% per annum in excess of the “Prime Rate” published from time to time in the Wall Street Journal. During any period when interest is payable, Maker will pay interest in monthly installments equal to the accrued interest, with each payment due on or before the first day of each month in which interest is due.
          Principal Payments. Maker will pay the principal due under this Note in 30 equal monthly installments of $33,333, payable monthly on the first day of each month beginning on May 1, 2006, and ending on October 1, 2008.
          Default. A default will occur upon an “Event of Default” as defined in the Agreement.
          Remedies. Upon any Event of Default, the entire principal and any accrued but unpaid interest will, at Lender’s option, become due and payable on demand and Lender will have any other remedies granted to it under the Agreement.
          Crediting of Payments. Lender may credit all payments received first against the accrued but unpaid interest, if any, then against any costs of collection, then against the unpaid principal then due or delinquent.
          Prepayment. Maker reserves the right to prepay all or any portion of the principal sum without penalty of any kind, but will pay all accrued but unpaid interest, if any, on the date of such a prepayment.
          Right of Offset. Maker shall be entitled to offset its payment obligations under this Note in the manner set forth in the Agreement.
          Form of Payments. Principal and interest are payable only in lawful money of the United States of America.
          Attorneys’ Fees. If this Note is placed in the hands of an attorney for collection, Maker promises to pay, in addition to the unpaid principal and accrued but unpaid interest, the costs of collection including reasonable attorneys’ fees.
          Waivers. Maker and any endorsers hereof waive demand, notice of presentment, protest, notice of dishonor and protest, rights of exemption, and any defense by reason of extension of time or other indulgences granted by Lender. The obligations under this Note are binding and enforceable upon and against the successors and assigns of Maker.

“MAKER” Advanced Integration, LLC
By:	/s/ Steven E. Frazier
Steven E. Frazier, Member-Manager